SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only
(as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material pursuant to Rule 14a-11(c) or Rule 14a-12
TTM TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 7, 2009
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 7, 2009
PROXY STATEMENT
ABOUT THE MEETING
PROPOSAL ONE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
COMPENSATION DISCUSSION AND ANALYSIS
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
EXECUTIVE COMPENSATION
Director Compensation
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
ELECTRONIC AVAILABILITY OF PROXY STATEMENT AND ANNUAL REPORT
STOCKHOLDER PROPOSALS FOR OUR 2010 ANNUAL MEETING
OTHER MATTERS

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 7, 2009

To our Stockholders:
     The 2009 Annual Meeting of Stockholders of TTM Technologies, Inc. will be held at 10:00 a.m., local time, on Thursday, May 7, 2009 at our corporate offices located at 2630 South Harbor Blvd., Santa Ana, California 92704, for the following purposes:
1.	To elect two class III directors for a term expiring in 2012;

2.	To ratify the appointment of KPMG LLP, an independent registered public accounting firm, as our independent registered public accountants for the fiscal year ending December 31, 2009; and

3.	To consider any other matters that properly come before the meeting and any postponement or adjournment thereof.
     We are pleased this year to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this e-proxy process expedites stockholders’ receipt of proxy materials, saves us the cost of printing and mailing these materials, and reduces the environmental impact of our annual meeting by conserving natural resources.
     Stockholders of record as of the close of business on March 9, 2009 are entitled to notice of, and to vote at, the meeting and any postponement or adjournment thereof. Whether or not you expect to be present, please vote your shares using the Internet or the telephone by following the instructions in this proxy statement. Of course, you may also vote by signing, dating, and returning the enclosed proxy card in the enclosed pre-addressed envelope if you received a paper copy of this proxy statement. No postage is required if mailed in the United States.

By Order of the Board of Directors,

Santa Ana, California	Steven W. Richards, Secretary
March 27, 2009
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE STOCKHOLDER MEETING TO BE HELD ON MAY 7, 2009
     The proxy statement and annual report to stockholders and the means to vote via the Internet are available at www.ttmtech.com/annualstockholdermeeting. Your Vote is Important - Please vote as promptly as possible by using the Internet or telephone or by signing, dating, and returning the proxy card if you received a paper copy of this proxy statement.
     All stockholders are invited to attend the annual meeting in person. Stockholders who vote their proxy online, by telephone, or by executing a proxy card may nevertheless attend the meeting, revoke their proxy, and vote their shares in person.

TTM TECHNOLOGIES, INC.
ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

     This proxy statement contains information related to our annual meeting of stockholders to be held on Thursday, May 7, 2009, beginning at 10:00 a.m. local time at our corporate offices located at 2630 South Harbor Boulevard, Santa Ana, California 92704, and at any adjournments or postponements of the meeting. The purpose of this proxy statement is to solicit proxies from the holders of our common stock for use at the meeting. On or about March 27, 2009, we began mailing a notice containing instructions on how to access this proxy statement and our annual report online, and we began mailing a full set of the proxy materials to shareholders who had previously requested delivery of the materials in paper copy. For information on how to vote your shares, see the instructions included on the proxy card and under “How do I vote?” on page 2.
ABOUT THE MEETING
What is the purpose of the annual meeting?
     At the annual meeting, stockholders will vote to (1) elect two class III directors and (2) ratify the appointment of KPMG LLP as our independent registered public accountants. In addition, our management will report on our performance during 2008 and respond to questions from our stockholders.
Who is entitled to vote at the meeting?
     Only stockholders of record at the close of business on March 9, 2009, the record date for the meeting, are entitled to receive notice of the annual meeting and to vote the shares of our common stock that they held on that date at the meeting, or any postponements or adjournments of the meeting. Each outstanding share of common stock entitles its holder to cast one vote on each matter to be voted upon at the meeting.
Who may attend the meeting?
     All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Please note that if you hold shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.
What constitutes a quorum?
     The presence at the meeting, in person or by proxy, of the holders of a majority of all of the shares of common stock outstanding on the record date will constitute a quorum, permitting the conduct of business at the meeting. As of the record date, 42,997,386 shares of our common stock were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.
     If less than a majority of the outstanding shares of common stock entitled to vote are represented at the meeting, a majority of the shares present at the meeting may adjourn the meeting to another date, time, or place, and notice need not be given of the new date, time, or place if the new date, time, or place is announced at the meeting before an adjournment is taken.

How do I vote?
     If you are the stockholder of record (that is, the shares are held in your name), you may vote your proxy in one of three convenient ways:
By the Internet
     Go to www.ttmtech.com/annualstockholdermeeting and follow the instructions. You will need the 11-digit control number that appears in the Notice Regarding The Availability Of Proxy Materials you received or on your proxy card included in this proxy statement. This method of voting will be available until 11:59 p.m., Eastern Time, on May 6, 2009.
By telephone
     On a touch-tone telephone, call toll-free 1-866-540-5760 and follow the instructions. You will need the 11-digit control number that appears in the box on the front of your proxy card included in this proxy statement. This method of voting will be available until 11:59 p.m., Eastern Time, on May 6, 2009.
By mail
     If you wish to vote by traditional proxy card, you can receive a full set of materials at no charge through the Internet at www.ttmtech.com/annualstockholdermeeting, by telephone at 1-888-313-0164, or by sending an email to shrrelations@bnymellon (your email should contain the 11-digit control number from your proxy card in the subject line). If you vote by traditional proxy card, mark your selections on the proxy card, date the card, and sign your name exactly as it appears on the card, then mail it in the postage-paid envelope enclosed with the materials. You should mail the proxy card in plenty of time to allow delivery to our transfer agent prior to the meeting.
     If you are a stockholder of record and attend the meeting, you may deliver your completed proxy card in person. If you are not the stockholder of record (that is, your shares are held in the name of a bank, broker, or other holder of record, which is often referred to as held in “street name”) then you will receive instructions from the holder of record that you must follow to ensure that your shares are voted as you wish. You will not be able to vote those shares at the meeting unless you have received, in advance, a proxy card from the record holder (that is, the bank, broker, or other holder of record).
     If you complete and properly sign and return a proxy card to us or complete your proxy by telephone or online, your shares will be voted as you direct.
Can I revoke my proxy and change my vote?
     Yes. You may revoke your proxy and change your vote at any time before the annual meeting by submitting to our corporate secretary at our corporate offices a notice of revocation or a duly executed proxy bearing a later date (or voting by means of the telephone or Internet). The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.
What does it mean if I receive more than one notice?
     This means that your shares are registered differently and are held in more than one account. To ensure that all shares are voted, please either vote each account over the Internet or by telephone, or sign and return by mail all proxy cards. We encourage you to register all of your shares in the same name and address by contacting the Shareholder Services Department at our transfer agent, BNY Mellon Shareowner Services. If you hold your shares through an account with a bank or broker, you should contact your bank or broker and request consolidation of your accounts.

What are the board’s recommendations?
     If you sign and return your proxy card but do not specify how you want your shares voted, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our board of directors. Each of our board of directors’ recommendations is set forth together with the description of each item in this proxy statement. In summary, our board of directors recommends a vote (1) “FOR” the election of each of its nominees for Class III director, and (2) “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending December 31, 2009.
     Our board of directors does not know of any other matters that may be brought before the meeting nor does it foresee or have reason to believe that the proxy holders will have to vote for a substitute or alternate board nominee for director. In the event that any other matter should properly come before the meeting or any nominee for director is not available for election, the proxy holders will vote as recommended by the board of directors or, if no recommendation is given, in accordance with their best judgment.
What vote is required to approve each item?
     Election of Directors. The affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the meeting and entitled to vote is required for the election of each director. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of a director will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, withholding authority will have the effect of a negative vote. Stockholders do not have the right to cumulate their votes for directors.
     Appointment of Auditor. The affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the meeting and entitled to vote will be required for approval of the ratification of the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending December 31, 2009. A properly executed proxy marked “ABSTAIN” with respect to the appointment of KPMG LLP will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.
     Other Items. For each other item, the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the meeting and entitled to vote will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.
What are the effects of “broker non-votes”?
     If you hold your shares in “street name” through a bank, broker or other nominee, your bank, broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your bank, broker or nominee specific instructions, your shares may not be voted on those matters.
Who will pay for the preparation of the proxy?
     We will pay the cost of soliciting proxies. In addition to the use of mail, our employees may solicit proxies personally, by email, facsimile, and by telephone. Our employees will receive no compensation for soliciting proxies other than their regular salaries. We may request banks, brokers, and other custodians, nominees, and fiduciaries to forward copies of the proxy materials to the beneficial owners of our common stock and to request authority for the execution of proxies, and we may reimburse such persons for their expenses incurred in connection with these activities.
     Our principal executive offices are located at 2630 S. Harbor Blvd., Santa Ana, California 92704, and our telephone number is (714) 327-3000. A list of stockholders entitled to vote at the annual meeting will be available at our offices for a period of 10 days prior to the meeting and at the meeting itself for examination by any stockholder.
PROPOSAL ONE
ELECTION OF DIRECTORS
Directors and Nominees
     Our board of directors is divided into three classes with each class of directors serving for a three-year term or until successors of that class have been elected and qualified. At the annual meeting, our stockholders will elect two class III directors, each of whom will serve a term expiring at the 2012 annual meeting or until his successor has been duly elected and qualified.
     Our board of directors has nominated Robert E. Klatell and John G. Mayer, each of whom currently serves as a director, to stand for re-election. If Messrs. Klatell and Mayer are re-elected, they will serve three-year terms expiring at the annual meeting of stockholders in 2012. Our board of directors recommends a vote “FOR” the nominees for Class III director. Kenton K. Alder and Richard P. Beck serve as class II directors and their terms will expire at the annual meeting of stockholders in 2011. James K. Bass and Thomas T. Edman serve as class I directors, and their terms will expire at the annual meeting of stockholders in 2010.
     Our board of directors has no reason to believe that any of its nominees will refuse or be unable to accept election. However, if any nominee is unable to accept election or if any other unforeseen contingencies should arise, our board of directors may designate a substitute nominee. If our board of directors designates a substitute nominee, the persons named as proxies will vote for the substitute nominee designated by our board of directors.
     The following table, together with the accompanying text, sets forth certain information with respect to each of our directors.

Name	Age	Position(s) Held
Robert E. Klatell	63	Chairman and Director
Kenton K. Alder	59	Chief Executive Officer, President, and Director
James K. Bass	52	Director
Richard P. Beck	75	Director
Thomas T. Edman	46	Director
John G. Mayer	58	Director
     Robert E. Klatell has served as a Director of our company since September 2004 and our Chairman of the Board since May 2005. Mr. Klatell is presently retired. From December 2005 to December 2007, Mr. Klatell served as Chief Executive Officer and a director of DICOM Group plc, a publicly held company (London Stock Exchange) that provides information capture and communications solutions. Mr. Klatell served as a consultant to Arrow Electronics, Inc. from January 2004 to December 2004. Mr. Klatell served in various executive capacities at Arrow Electronics, Inc. from February 1976 to December 2003, most recently as Executive Vice President from July 1995 to December 2003. Mr. Klatell holds a Bachelor of Arts degree in History from Williams College and a Juris Doctor from New York University School of Law. Our board of directors has determined that Mr. Klatell is an independent director.
     Kenton K. Alder has served as our Chief Executive Officer, President, and Director since March 1999. From January 1997 to July 1998, Mr. Alder served as Vice President of Tyco Printed Circuit Group, Inc., a printed circuit board manufacturer. Prior to that time, Mr. Alder served as President and Chief Executive Officer of ElectroStar, Inc., previously a publicly held printed circuit board manufacturing company, from December 1994 to December 1996. From January 1987 to November 1994, Mr. Alder

served as President of Lundahl Astro Circuits Inc., a predecessor company to ElectroStar, Inc. Mr. Alder holds a Bachelor of Science degree in Finance and a Bachelor of Science degree in Accounting from Utah State University. Mr. Alder is an employee director.
     James K. Bass has served as a Director of our company since September 2000. Mr. Bass is currently the Chief Executive Officer and a director of Piper Aircraft, Inc., a general aviation manufacturing company, and has served in such capacities since September 2005. He served as the Chief Executive Officer and a director of Suntron Corporation, a provider of high mix electronic manufacturing services, from its incorporation in May 2001 until May 2005, and as Chief Executive Officer of EFTC Corporation, a subsidiary of Suntron Corporation, from July 2000 until April 2001. From 1992 to July 2000, Mr. Bass was a Senior Vice President of Sony Corporation. Prior to that, Mr. Bass spent 15 years in various manufacturing management positions at the aerospace group of General Electric Corporation. Mr. Bass holds a B.S.M.E. degree from Ohio State University. Our board of directors has determined that Mr. Bass is an independent director.
     Richard P. Beck has served as a Director of our company since February 2001. Mr. Beck is presently retired. From November 2001 to May 2002, Mr. Beck served as Senior Vice President of Advanced Energy Industries, Inc., a publicly held manufacturer of power conversion systems and integrated technology solutions. From February 1998 to November 2001, Mr. Beck served as Senior Vice President and Chief Financial Officer of Advanced Energy Industries and continues to serve as a director of that company, and is the chairman of its audit committee and chairman of its nominating and governance committee. From March 1992 until February 1998, Mr. Beck served as Vice President and Chief Financial Officer of Advanced Energy. From November 1987 to March 1992, Mr. Beck served as Executive Vice President and Chief Financial Officer for Cimage Corporation, a computer software company. Mr. Beck holds a Bachelor of Science degree in Accounting and Finance and a Master of Business Administration from Babson College. Our board of directors has determined that Mr. Beck is an independent director and an “audit committee financial expert” as described in applicable Securities and Exchange Commission rules.
     Thomas T. Edman has served as a Director of our company since September 2004. Since July 2006, Mr. Edman has served as Vice President of Corporate Business Development of Applied Materials, Inc., a publicly held provider of nanomanufacturing technology solutions. Prior to that, Mr. Edman served as President and Chief Executive Officer of Applied Films Corporation from May 1998 until Applied Materials, Inc. acquired Applied Films Corporation in July 2006. From June 1996 until May 1998, Mr. Edman served as Chief Operating Officer and Executive Vice President of Applied Films Corporation. From 1993 until joining Applied Films, he served as General Manager of the High Performance Materials Division of Marubeni Specialty Chemicals, Inc., a subsidiary of a major Japanese trading corporation. Mr. Edman serves on the Governing Board of the USDC (United States Display Consortium). Mr. Edman holds a Bachelor of Arts degree in East Asian studies (Japan) from Yale University and a Master’s degree in Business Administration from The Wharton School at the University of Pennsylvania. Our board of directors has determined that Mr. Edman is an independent director.
     John G. Mayer has served as a Director of our company since September 2000. Mr. Mayer is presently retired. From January 1997 to November 1999, Mr. Mayer served as Vice President of Tyco Printed Circuit Group, Inc., a printed circuit board manufacturer. Mr. Mayer served as Chief Operating Officer of ElectroStar, Inc., previously a publicly held printed circuit board manufacturing company, from December 1994 to December 1996. From April 1986 to November 1994, Mr. Mayer served as President of Electro-Etch Circuits, Inc., a predecessor company to ElectroStar, Inc. Mr. Mayer holds a Bachelor of Arts degree in History, the Arts and Letters from Yale University and a Juris Doctor from UCLA School of Law. Our board of directors has determined that Mr. Mayer is an independent director.
     There are no family relationships among any of our directors or executive officers.

Information Relating to Corporate Governance and the Board of Directors
     A majority of the members of our board of directors are independent. Our board of directors has determined, after considering all the relevant facts and circumstances, that Messrs. Bass, Beck, Edman, Klatell, and Mayer are independent directors, as “independence” is defined by the listing standards of the Nasdaq Stock Market, or Nasdaq, and by the Securities and Exchange Commission, or the SEC.
     Our bylaws authorize our board of directors to appoint among its members one or more committees, each consisting of one or more directors. Our board of directors has established three standing committees: an audit committee, a compensation committee, and a nominating and corporate governance committee. Each of our committees is comprised entirely of independent directors, as “independence” is defined by the listing standards of Nasdaq and by the SEC. Our board of directors holds executive sessions following all in-person board meetings at which the independent directors meet without the presence or participation of management.
     Our board of directors has adopted charters for the audit, compensation, and nominating and corporate governance committees describing the authority and responsibilities delegated to the committee by the board of directors. Our board of directors has also adopted corporate governance guidelines, a whistle blower policy, and a code of ethics for our chief executive officer and senior financial officers. We post on our website, at www.ttmtechnologies.com, the charters of our audit, compensation, and nominating and corporate governance committees; our corporate governance guidelines; our whistle blower policy; our code of ethics for our chief executive officer and senior financial officers, and any amendments or waivers thereto; and any other corporate governance materials contemplated by SEC or Nasdaq regulations. These documents are also available in print to any stockholder requesting a copy in writing from our corporate secretary at 2630 South Harbor Boulevard, Santa Ana, California 92704.
     Interested parties may communicate with our board of directors or specific members of our board of directors, including the members of our various board committees, by submitting a letter addressed to the board of directors of TTM Technologies, Inc. c/o any specified individual director or directors at 2630 South Harbor Boulevard, Santa Ana, California 92704. We will forward any such letters to the indicated directors.
Meetings of the Board of Directors
     Our board of directors held six meetings during the year ended December 31, 2008. All of our directors attended more than 75% of the aggregate of (i) total number of meetings of the board of directors held during fiscal year 2008, and (ii) the total number of meetings held by all committees of our board of directors on which such person served during 2008. We have adopted a policy encouraging each of our directors to attend each annual meeting of stockholders and, to the extent reasonably practicable, we regularly schedule a meeting of the board of directors on the same day as the annual meeting of stockholders.
Committees of the Board of Directors
     Audit Committee. Our audit committee reviews and monitors our corporate financial reporting and our external audit, including, among other things, our internal control functions, the results and scope of the annual audit, and other services provided by our independent registered public accounting firm and our compliance with legal requirements that have a significant impact on our financial reports. Our audit committee also consults with our management and our independent registered public accounting firm regarding the preparation of financial statements and, as appropriate, initiates inquiries into aspects of our financial affairs. In addition, our audit committee has the responsibility to consider and recommend the appointment of, and to pre-approve services provided by, and fee arrangements with, our independent registered public accounting firm. The current members of our audit committee are Messrs. Bass, Beck, and Mayer, each of whom is an independent director of our company under Nasdaq listing standards as well as under rules adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002. The board of directors has determined that Mr. Beck, who serves as chairman of our audit committee, qualifies as an “audit committee financial expert” in accordance with applicable rules and regulations of the SEC. Our audit committee held eight meetings during 2008.

     Nominating and Corporate Governance Committee. The nominating and corporate governance committee oversees the structure, compensation, and composition of our board of directors and oversees the management continuity planning processes. It establishes, monitors, and recommends the purpose, structure, and operations of the various committees of our board of directors, the criteria and qualifications for membership of each board committee, and recommends whether rotations or term limits are appropriate for the chair or committee members of the various committees. In addition, the nominating and corporate governance committee recommends individuals to stand for election as directors and recommends directors to serve on each committee as a member or as chair of the committee. Finally, the nominating and corporate governance committee reviews and makes recommendations regarding our governing documents (including our certificate of incorporation and bylaws) and our corporate governance principles.
     The nominating and corporate governance committee will consider persons recommended by stockholders for inclusion as nominees for election to our board of directors if the names, biographical data, and qualifications of such persons are submitted in writing in a timely manner addressed and delivered to our company’s secretary at 2630 South Harbor Boulevard, Santa Ana, California 92704. The nominating and corporate governance committee identifies and evaluates nominees for our board of directors, including nominees recommended by stockholders, based on numerous factors it considers appropriate, some of which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity, and the extent to which the nominee would fill a present need on our board of directors. The nominating and corporate governance committee currently consists of three members, Messrs. Klatell (chairman), Beck, and Bass. The nominating and corporate governance committee held five meetings during 2008.
     Compensation Committee. The compensation committee provides a general review of our compensation and benefit plans to ensure that they meet our corporate objectives. The compensation committee reviews and recommends our chief executive officer’s compensation to our board of directors. In addition, our compensation committee reviews our chief executive officer’s recommendations on compensation of our other officers, and recommends adopting and changing major compensation policies and practices to our board of directors for approval and authorization. The compensation committee may, from time to time, delegate any or all of its responsibilities to a subcommittee consisting solely of independent directors.
     In discharging its responsibilities, our compensation committee is empowered to investigate any matter of concern that it deems appropriate and has the sole authority, without seeking approval from the entire board of directors, to retain outside consultants for this purpose, including the authority to approve any terms of retention. Additional information regarding the role of compensation consultants and executive officers in assisting our compensation committee in determining the amount or form of executive compensation may be found in “Compensation Discussion and Analysis” below. The compensation committee also administers our equity incentive plans and is currently comprised of Messrs. Edman (chairman), Klatell, and Mayer. The compensation committee held five meetings during 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table shows the amount of each class of common stock beneficially owned as of January 31, 2009, by (a) each of our directors and named executive officers, (b) all of our directors and current executive officers as a group, and (c) each person known by us to own beneficially more than five percent of our outstanding common stock.

	Shares Beneficially Owned
Name of Beneficial Owner (1)	Number	Percent (2)
Directors and Named Executive Officers:
Kenton K. Alder (3)	536,188	1.2%
Steven W. Richards (4)	122,839	*
Douglas L. Soder (5)	52,074	*
O. Clay Swain(6)	214,507	*
Shane S. Whiteside (7)	214,943	*
James K. Bass (8)	42,667	*
Richard P. Beck (9)	43,667	*
Thomas T. Edman (8)	26,667	*
Robert E. Klatell (8)	26,667	*
John G. Mayer (8)	42,667	*
All directors and executive officers as a group (9 persons)	1,108,379	2.5%

5% Stockholders:
Royce & Associates, LLC (10)	4,910,135	11.5%
Barclays Global Investors, NA (11)	3,316,097	7.7%
Wellington Management Company, LLP (12)	2,911,806	6.8%
Wells Fargo & Company (13)	2,340,611	5.5%
Fidelity Management & Research, LLC (14)	2,326,250	5.4%

*	Represents less than 1% of our outstanding common stock.

(1)	Except as otherwise indicated, the address of each person listed on the table is 2630 S. Harbor Blvd, Santa Ana, CA, 92704.

(2)	We have determined beneficial ownership in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included the shares of common stock subject to options, restricted stock units, and warrants held by that person that are currently exercisable or will become exercisable within 60 days after January 31, 2009, but we have not included those shares for purposes of computing percentage ownership of any other person. We have assumed unless otherwise indicated that the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Beneficial ownership is based on 42,811,614 shares of our common stock outstanding as of January 31, 2009.

(3)	Includes 1,500 shares held by Mr. Alder’s children for which he disclaims beneficial ownership. Also includes 525,219 shares issuable upon the exercise of stock options that are currently vested or will become vested within 60 days after January 31, 2009 and upon the delivery of shares underlying restricted stock units deliverable within 60 days after January 31, 2009.

(4)	Includes 120,339 shares issuable upon the exercise of stock options that are currently vested or will become vested within 60 days after January 31, 2009 and upon the delivery of shares underlying restricted stock units deliverable within 60 days after January 31, 2009.

(5)	Represents shares issuable upon the exercise of stock options that are currently vested or will become vested within 60 days after January 31, 2009 and upon the delivery of shares underlying restricted stock units deliverable within 60 days after January 31, 2009.

(6)	Includes 213,507 shares issuable upon the exercise of stock options that are currently vested or will become vested within 60 days after January 31, 2009 and upon the delivery of shares underlying restricted stock units deliverable within 60 days after January 31, 2009. Although Mr. Swain was classified as a named executive officer for purposes of this proxy statement, because of his current role, he is no longer classified as an executive officer and therefore is not included in the calculation of the number of shares of stock held by our directors and executive officers as a group.

(7)	Includes 206,943 shares issuable upon the exercise of stock options that are currently vested or will become vested within 60 days after January 31, 2009 and upon the delivery of shares underlying restricted stock units deliverable within 60 days after January 31, 2009.

(8)	Represents shares issuable upon the exercise of stock options that are currently vested or will become vested within 60 days after January 31, 2009.

(9)	Includes 38,667 shares issuable upon the exercise of stock options that are currently vested or will become vested within 60 days after January 31, 2009.

(10)	Represents shares of our common stock held by Royce & Associates, LLC, referred to as Royce, in its capacity as investment advisor for its clients that have the right to receive or power to direct the receipt of dividends from, or the proceeds from the sale of such shares. Such information is as reported on Schedule 13G/A filed by Royce with the SEC on January 30, 2009. The address for Royce is 1414 Avenue of the Americas, New York, New York 10019.

(11)	Represents shares of our common stock held by Barclays Global Investors, NA and certain of its affiliates, referred to as Barclays. Such information is as reported on Schedule 13G filed by Barclays with the SEC on February 5, 2009. The address for Barclays is 400 Howard Street, San Francisco, California 94105.

(12)	Represents shares of our common stock held by Wellington Management Company, LLP, referred to as Wellington, in its capacity as investment advisor for its clients that have the right to receive or power to direct the receipt of dividends from, or the proceeds from the sale of such shares. Such information is as reported on Schedule 13G/A filed by Wellington with the SEC on February 17, 2009. The address for Wellington is 75 State Street, Boston, Massachusetts 02109

(13)	Represents shares of our common stock held by Wells Fargo & Company, referred to as Wells Fargo, on behalf of itself and its affiliates. Such information is as reported on Schedule 13G filed by Wells Fargo with the SEC on January 29, 2009. The address for Wells Fargo is 420 Montgomery Street, San Francisco, CA 94163.

(14)	Represents shares of our common stock held by Fidelity Management & Research, LLC, referred to as FMR LLC, on behalf of itself and its affiliates. Such information is as reported on Schedule 13G filed by FMR LLC with the SEC on February 17, 2009. The address for FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Exchange Act requires our directors, officers, and persons who own more than 10% of a registered class of our securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Directors, officers, and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
     Based solely upon our review of the copies of such forms that we received during the year ended December 31, 2008, and written representations that no other reports were required, we believe that each person who at any time during such year was a director, officer, or beneficial owner of more than 10% of our common stock complied with all Section 16(a) filing requirements during 2008.

COMPENSATION DISCUSSION AND ANALYSIS
Compensation Philosophy and Objectives
     Our executive compensation program, which is established by the compensation committee of our board of directors, is intended to attract, motivate, and retain executives and key employees and reward the creation of stockholder value. We seek to provide executive compensation packages that are competitive with other similarly situated companies in our industry and reward the achievement of short-term and long-term performance goals.
     Prior to 2007, our general objective was to target total compensation (base salary plus annual cash bonus plus the value of long-term incentive awards), taken as a whole, at approximately the 50th percentile of comparable companies, with somewhat below market median levels of salary and somewhat above market median levels of bonus opportunity and long-term incentives. However, the implementation of this philosophy generally resulted in total compensation over time that was below market levels of pay. In addition, in October 2006 we acquired a substantial number of employees through the acquisition of Tyco Printed Circuit Group, or TPCG, which had a compensation philosophy that was different from us. As a result, our compensation committee and our board of directors reassessed and revised our compensation philosophy to enhance the effectiveness of our compensation programs and to assist in the integration of employees acquired through the TPCG acquisition. Our revised compensation philosophy generally targets salary, total cash compensation (base pay plus annual cash bonus), and total compensation each at the 50th percentile of comparable companies. However, our compensation committee’s decisions on target compensation for specific individuals are also influenced by a variety of additional factors, including company and individual performance.
     For 2009, our compensation committee has decided not to increase the target 2009 total compensation for any of our executive officers in light of the current economic downturn and the cost containment initiatives we have implemented in 2009, including wide spread salary freezes and the previously announced closure of our Redmond, Washington facility and reductions in force. The compensation committee has frozen the base salaries and target cash bonus awards and reduced stock-based compensation for our executive officers.
Role of the Compensation Committee
     General. The compensation committee, which is comprised of three independent members of our board of directors, as discussed in greater detail under “Information Relating to Corporate Governance and the Board of Directors” is responsible for, among other things,
•	the review and approval of our compensation philosophy;

•	the review of all executive compensation plans and structures, including that of our executive officers and other members of senior management;

•	the approval of individual compensation for our executive officers and other members of senior management, other than our chief executive officer;

•	the review and recommendation of compensation for our chief executive officer to our board of directors;

•	the approval of annual and long-term incentive performance metrics, as well as payouts thereunder; and

•	the review of other executive benefit plans, including perquisites.
     The compensation committee, in consultation with Pearl Meyer & Partners, the independent executive compensation consultant retained by our compensation committee, also analyzes the reasonableness of our overall executive compensation package.
     While our chief executive officer and other executive officers may attend meetings of the compensation committee or our board of directors from time to time, the ultimate decisions regarding executive officer compensation are made solely by the members of our compensation committee or our board of directors. These decisions are based not only on our compensation committee’s or the board of directors’ deliberations, but also from input requested from outside advisors, including our compensation committee’s independent compensation consultant, with respect to, among other things, market data analyses. The final decisions relating to our chief executive officer’s compensation are made in executive session by our board of directors without the presence of management. Decisions regarding the other executive officers are typically made by our compensation committee after considering recommendations from our chief executive officer.
     Compensation Consultants. The compensation committee periodically engages the services of independent compensation consultants to provide advice in connection with making executive compensation determinations. The Chairman of our compensation committee, in consultation with the other members of our compensation committee, defines the scope of any consultant’s engagement and related responsibilities. These responsibilities may include, among other things, advising on issues of executive compensation, equity compensation structure or preparing compensation disclosure for inclusion in our SEC filings. In fulfilling its responsibilities, the independent compensation consultants may interact with management or our other outside advisors to the extent necessary or appropriate.
     The compensation committee retained Pearl Meyer & Partners as its independent compensation consultant for 2008. Pearl Meyer & Partners has not been retained to perform any consulting or advisory services for our management team.
Compensation Structure
     Although the final structure may vary from year to year and officer to officer, our compensation committee utilizes three main components for executive officer compensation:
•	Base Salary — fixed pay that takes into account an individual’s duties and responsibilities, experience, expertise, and individual performance;

•	Annual Cash Bonus — variable cash compensation that takes into account both our and the individual’s performance; and

•	Long-Term Incentives — stock-based awards, including stock options or restricted stock units that reflect the performance of our common stock and align executive officer and stockholder interests.
     For 2008, the final level and mix of compensation was based on our compensation committee’s understanding of the objective data relating to the competitive environment and our performance, as well as the subjective factors outlined below.
     Pay Mix. In determining the allocation each year among current cash compensation, short-term cash compensation, and long-term equity incentive compensation our compensation committee considers the following factors: our short and long-term business objectives, competitive trends within our industry, and the importance of creating a performance-based environment that ties a significant portion of each executive officer’s compensation to the achievement of performance targets and corporate objectives. When considering a proposed compensation package for an executive officer, our compensation committee considers the compensation package as a whole, including each element of total compensation.
     The compensation committee believes that the particular elements of compensation identified above produce a well-balanced mix of stock-based compensation, retention value, and at-risk compensation that provide the executive officer with both short-term and long-term performance incentives. Base pay provides the executive officer with a measure of security as to the minimum level of compensation he or she will receive while the annual and long-term incentive components motivate the executive officer to focus on the business metrics that will produce a high level of company performance over the long-term. The compensation committee believes that this approach not only leads to increases in stockholder value and provides an appropriate reward for our executive officers, but also reduces the risk of loss of executive officers to competitors.

     The compensation committee believes the components of executive compensation should be weighted towards at-risk pay. The aggregate base pay for our executive officers comprised less than 35% of the value of the aggregate compensation opportunities (base pay, cash bonuses, long-term incentives, and other compensation) provided them for the 2008 fiscal year. This allocation is consistent with our compensation committee’s overall pay-for-performance philosophy with respect to our executive officers, as defined under “Executive Compensation—Fiscal Year 2008 Summary Compensation Table.”
     Compensation Levels and Benchmarking. Overall compensation levels for executive officers are determined based on one or more of the following factors: the individual’s duties and responsibilities within our company, the individual’s experience and expertise, the compensation levels for the individual’s peers within our company, compensation levels for similar positions in the industry or in the technology industry more generally, performance of the individual and our company as a whole, and the levels of compensation necessary to recruit new executive officers.
     In order to determine competitive compensation practices, our compensation committee relies on compensation data provided by Pearl Meyer & Partners. The data is derived principally from surveys of compensation practices of comparable companies, including general survey data and data developed from public filings by selected companies that our compensation committee considers appropriate comparables for the purposes of developing executive compensation benchmarks. The selection of the comparable companies is reviewed by our compensation committee.
     In computing salary changes, cash bonus opportunities, and long-term incentive awards for 2008, our compensation committee worked with its compensation consultant, with input from management, to develop a list of comparable companies for the purpose of benchmarking executive compensation. Numerous factors went into the selection of the comparable companies, including targeting businesses with operations in the electronic components industry with comparable financial measures, such as revenues (generally between $300 million and $900 million) and market capitalization (generally between $150 million and $1.5 billion). The following 19 companies, along with survey data, were used for benchmarking purposes:

▪	Adaptec, Inc.

▪	Advanced Energy Industries

▪	Black Box Corporation

▪	Ceradyne, Inc.

▪	CTS Corporation

▪	EMS Technologies, Inc.

▪	Hutchinson Tech

▪	Merix Corporation

▪	Methode Electronics, Inc.

▪	Multi-Fineline Electronix, Inc.

▪	Netgear, Inc.

▪	OSI Systems, Inc.

▪	Newport Corporation

▪	Plexus

▪	Powerwave Technologies

▪	RF Micro Devices, Inc.

▪	SMART Modular Technologies

▪	STEC, Inc.

▪	Stone Ridge, Inc.

     After consideration of the data collected on external competitive levels of compensation and each executive’s role within the executive team, our compensation committee makes decisions regarding each individual executive’s target total compensation opportunities based on company and individual performance and the need to attract, motivate, and retain an experienced and effective executive team. The compensation committee examines the relationship of each executive officer’s base salary, target annual incentive opportunity, and long-term equity incentives to the comparable market data at the 50th and 75th percentiles. Total compensation for specific individuals will vary based on a number of factors in addition to company and individual performance, including scope of duties, tenure, institutional knowledge, and/or level of difficulty in recruiting a replacement executive.
     In making compensation decisions for 2008 for our executive officers, our compensation committee’s general objective was to set target salary, target total cash compensation (base pay plus annual cash bonus), and target total compensation (which includes the value of long-term equity awards) for these officers each at approximately the 50th percentile of the comparable market data. Actual compensation decisions for our executive officers were, however, influenced by a variety of additional factors, including considerations of each individual’s experience and expertise, our performance, and horizontal equity among our executive officers.

     In making compensation decisions for 2009, our compensation committee, its independent compensation consultant, and management reviewed the peer group to determine if any changes were appropriate. Among the peers, two companies no longer met the revenue criteria. As a result, Adaptec, Inc. and STEC, Inc. were removed from the peer group. Although our compensation committee’s general objective remains to target total compensation for executive officers at approximately the 50th percentile, executive compensation decisions for 2009 were influenced significantly by the current economic downturn, our decision to implement a wide spread salary freeze, and our previously announced plant closure and reductions in force. Accordingly, our compensation committee did not increase the overall target compensation or any individual element of compensation for our executive officers for 2009.
     The compensation committee intends to continue its practice of retaining executive compensation consultants from time to time, as our compensation committee deems appropriate, to advise our compensation committee with respect to its compensation policies and provide compensation data from comparable companies.
Individual Named Executive Officer Compensation
Total executive compensation is comprised of the following components:
     Base Salary for Fiscal Year 2008: Base salaries are set with regard to the level of the position within our company and the individual’s current and sustained performance. The base salary levels, and any increases or decreases to those levels for each executive, are reviewed and approved each year by our compensation committee. Such adjustments may be based on factors such as the overall performance of our company, new roles and responsibilities assumed by the executive, the performance of the executive officer’s area of responsibility, the executive officer’s impact on strategic goals, the length of service with our company, or revisions to our compensation philosophy. However, there is no specific weighting applied to any one factor in setting the level of base salary, and the process ultimately relies on the subjective exercise of our compensation committee’s judgment. Although salaries are generally targeted at market median, based on our peer group and relevant compensation survey data, our compensation committee may also take into account historical compensation, potential as a key contributor, and special recruiting situations. We believe that providing base salaries at or near the industry median will enable us to remain competitive for qualified executive officers while avoiding paying amounts in excess of what we believe necessary to attract and retain such executive officers.
     Base pay deliberations for 2008 were conducted from November 2007 to February 2008. Mr. Alder, our chief executive officer, met with our compensation committee to present recommendations for each of the executive officers (other than himself). After reviewing the market study data and individual performance evaluations for each such executive officer and discussing them with Mr. Alder, our compensation committee approved the recommended base salary increases with some modifications, after determining that the increases were generally consistent with the intention to target the 50th percentile for the peer group, as adjusted to reflect each individual’s past and expected contribution to our success.
     Our compensation committee similarly reviewed the chief executive officer compensation market data as well as performance evaluations for Mr. Alder from his direct reports and members of our board of directors. The compensation committee ultimately recommended, and our board of directors approved, increasing the base salary for Mr. Alder in 2008 to approximately the 50th percentile for the peer group. The increases in base pay for the executive officers, including Mr. Alder, approved in February 2008, became effective for the pay period ending April 8, 2008. A summary of base salary increases made for fiscal year 2008 is outlined below for each of our chief executive officer, chief financial officer and three other most highly compensated executive officers who were serving as executive officers during 2008, which we refer to collectively as our named executive officers.

	Base Salary
Name	2007	2008
Kenton K. Alder	$520,000	$586,000
Steven W. Richards	$270,000	$280,000
Shane S. Whiteside	$320,000	$345,000
Douglas L. Soder	$330,000	$345,000
O. Clay Swain	$195,000	$200,000
     Base Salary for Fiscal Year 2009: Base pay deliberations during the 2009 fiscal year were conducted from November 2008 to February 2009 and followed a similar process as for fiscal year 2008. However, our compensation committee ultimately decided to freeze the base salaries for each of our executive officers (which in 2009 does not include Mr. Swain, who was classified as a named executive officer for purposes of this proxy statement but, because of his current role, is no longer classified as an executive officer).

	Base Salary
Name	2008	2009
Kenton K. Alder	$586,000	$586,000
Steven W. Richards	$280,000	$280,000
Shane S. Whiteside	$345,000	$345,000
Douglas L. Soder	$345,000	$345,000
     Annual Cash Bonus Program: In addition to base salaries, our compensation committee believes that annual performance-based cash bonuses play an important role in providing incentives to our executive officers to achieve near-term performance goals. Each year, our compensation committee determines a target bonus amount for our management, including our executive officers. The target percentages are set at levels that, upon achievement of 100% of corporate and individual performance goals, are likely to result in bonus payments that our compensation committee believes to be at the median for target bonus amounts for comparable executives at peer companies. The compensation committee then reviews a detailed set of overall corporate and individual performance goals prepared by management for each executive officer (other than our chief executive officer). The compensation committee then sets the final corporate performance goals at a level our compensation committee believes are challenging, but reasonable, for management to achieve. Each year, the board of directors, upon recommendation of our compensation committee, establishes a target bonus amount for our chief executive officer as well as corporate performance goals. The bonus amount for our chief executive officer is similarly targeted at approximately the 50th percentile for the peer group.
     At the end of each year, our compensation committee determines the level of achievement for each corporate and individual performance goal and awards credit for the achievement of goals as a percentage of the target bonus. Final determinations as to bonus levels are then based on the achievement of applicable corporate and individual goals, as well as a subjective evaluation of each executive as determined by our compensation committee. Actual bonuses are generally paid to the executives in the first quarter of the subsequent fiscal year.
     2008 Annual Cash Bonus Program: For 2008, our compensation committee established target bonus awards (as a percentage of base salary) of 55% (with a maximum of 120%) for Messrs. Richards, Soder, and Whiteside and a target bonus award (as a percentage of base salary) of 45% (with a maximum of 75%) for Mr. Swain. Our board of directors, upon recommendation by our compensation committee, established a target bonus award for Mr. Alder of 70% (with a maximum of 170%) of his base salary.
     In 2008, the corporate goals identified by our compensation committee and our board of directors included achieving budgeted operating income of $66.8 million, after excluding any non-recurring extraordinary charges. The compensation committee believes operating income is a good indicator in capturing our success given the market in which we compete and is a measure that management can easily track and communicate to employees throughout the performance period.
     The compensation committee uses annual cash incentive compensation to reward our executives for company-wide performance by tying bonus awards to financial performance as well as specific personal and operational goals within the functional areas under their management. For Messrs. Richards, Soder, and Whiteside, 80% of their 2008 bonus was determined based on our 2008 budgeted operating income, 10% was based on individual performance goals and 10% was subject to our compensation committee’s discretion. For Mr. Swain, 70% of his 2008 bonus was determined based on our 2008 budgeted operating income, 20% was based on individual performance goals and 10% was subject to our compensation committee’s discretion. Our board of directors bases our chief executive officer’s cash incentive bonus awards exclusively on our company-wide performance. Accordingly, 100% of Mr. Alder’s bonus was determined based on our 2008 budgeted operating income. A summary of the performance opportunity and relative payout for each of our named executive officers is outlined below:

	2008	Bonus Levels as % of Base Salary
	Base	50%	80%	100%	120%
Name	Salary	of Target (1)	of Target	of Target	of Target (2)
Kenton K. Alder	$586,000	10%	35.0%	70%	170%
Steven W. Richards	$280,000	10%	27.5%	55%	120%
Shane Whiteside	$345,000	10%	27.5%	55%	120%
Douglas L. Soder	$345,000	10%	27.5%	55%	120%
O. Clay Swain	$200,000	10%	22.5%	45%	75%

(1)	Represents the percentage of 2008 base salary that the executive was eligible to receive (assuming applicable individual performance goals are met and discretionary portion is paid in full) if we achieve 50% of the operating income target established by our board of directors. Bonuses would not have been earned if operating income had been less than 50% of target.

(2)	Represents maximum potential bonus payout for 2008.
     The individual performance component of the bonus is based on our compensation committee’s subjective evaluation of the overall performance of each executive. The compensation committee reviews the executive’s individual contributions and efforts during the year as well as recommendations of our chief executive officer.
     For fiscal year 2008, we earned operating income of $73.5 million (after excluding one-time, non-recurring goodwill and long-lived asset impairment charges), or 110% of the target, resulting in a payout of 70% of base salary for each of our named executive officers (other than Mr. Alder, who received a payout of 120% of his base salary and Mr. Swain who received 42% of his base salary). The compensation committee determined that between 80% and 100% of the individual performance goals were achieved in 2008 for Messrs. Richards, Soder, Swain, and Whiteside as determined by our chief executive officer and our compensation committee. The compensation committee awarded 100% of the discretionary component of bonus to these named executive officers. Combined, bonus payments varied between 60% to 120% of their 2008 base salary for our named executive officers (other than Mr. Alder, whose entire bonus payment is tied to our corporate performance).

2008 Actual
Name	Bonus
Kenton K. Alder	$703,200
Steven W. Richards	$240,198
Shane S. Whiteside	$301,875
Douglas L. Soder	$301,513
O. Clay Swain	$120,000
     2009 Annual Cash Bonus Program. The compensation committee determined that it would not increase the target bonuses for our executive officers for 2009, as described above. Accordingly, our compensation committee maintained the target bonus awards (as a percentage of base salary) of 55% for Messrs. Richards, Soder, and Whiteside. Our board of directors, upon recommendation by our compensation committee, similarly maintained the target bonus award of 70% of base salary for Mr. Alder. The compensation committee also maintained the maximum amounts payable, as a percentage of base salary, for each of our executive officers at the 2008 levels. Actual bonus payouts for 2009 performance will be determined by our compensation committee and our board or directors and paid in early 2010, and may be above or below target bonus levels.
     In addition, our compensation committee believes that in light of the current economic downturn and our current stock price that the potential bonus payments for 2009 for our executive officers should be based solely on our company’s financial performance, as measured by operating income. As a result, 100% of the 2009 bonus for Messrs. Richards, Soder, and Whiteside will be determined based on our operating income for 2009. The board of directors bases our chief executive officer’s cash incentive bonus award exclusively on company-wide performance. Accordingly, 100% of Mr. Alder’s bonus will be determined based on operating income.
     The table below lists the 2009 base salaries and bonus levels for each of our executive officers.

	2009	Bonus Levels as % of Base Salary
	Base	50%	80%	100%	120%
Name	Salary	of Target (1)	of Target	of Target	of Target (2)
Kenton K. Alder	$586,000	10%	35.0%	70%	170%
Steven W. Richards	$280,000	10%	27.5%	55%	120%
Shane S. Whiteside	$345,000	10%	27.5%	55%	120%
Douglas L. Soder	$345,000	10%	27.5%	55%	120%

(1)	Represents the percentage of 2009 base salary that executive will receive (assuming applicable individual performance goals are met and discretionary portion is paid in full) if we achieve 50% of the operating income target established by our board of directors. Bonuses will not be earned if operating income is less than 50% of the target.

(2)	Represents maximum potential bonus payout.

     Equity Awards. We believe that providing a significant portion of our executive officers’ total compensation package in equity awards aligns the incentives of our executives with the interests of our stockholders and with our long-term success. The compensation committee and our board of directors develop their equity award determinations based on their judgments as to whether the total compensation packages provided to our executive officers, including prior equity awards, are sufficient to retain, motivate, and adequately reward the executive officers. This judgment is based in part on information provided by benchmarking studies. The compensation committee generally targets the value of the equity awards at or near the 50th percentile of the peer group.
     We grant equity awards through our 2006 Equity Incentive Plan, which was adopted by our board of directors and approved by our stockholders and permits the grant of stock options, stock appreciation rights, restricted shares, restricted stock units, performance shares, and other stock-based awards to our officers, directors, employees, and consultants. The material terms of the 2006 Equity Incentive Plan are described below under “Executive Compensation—2006 Equity Incentive Plan.”
     2008 Equity Awards. The compensation committee reviewed market trends regarding the magnitude and mix of equity compensation issued to employees and executives among comparable companies, and reassessed the relative advantages and disadvantages of issuing various forms of equity compensation in connection with establishing the executive compensation packages for 2008. The compensation committee concluded that the issuance of restricted stock units during fiscal year 2008 would continue to be a more motivating form of incentive compensation for our employees and would permit us to issue fewer shares, thereby reducing the potential dilutive impact on our stockholders. However, our compensation committee also believes that the executive officers should also receive a portion of their equity compensation in the form of stock options to strengthen the linkage between executive compensation and increased stockholder value. As a result, our compensation committee approved the issuance of equity that resulted in targeted total compensation for the executive officers at approximately the 50th percentile of the benchmark data. The chief executive officer received the highest proportion of option value to the total equity value. The following table sets forth the estimated value of our 2008 equity awards and the number of restricted stock units and stock options awarded to our named executive officers in 2008.

	Dollar Value	Number of	Number of Stock
Name	of RSUs (1)	RSUs (2)	Options (3)
Kenton K. Alder	$555,000	50,000	50,000
Steven W. Richards	$266,400	24,000	20,000
Shane S. Whiteside	$266,400	24,000	20,000
Douglas L. Soder	$266,440	24,000	20,000
O. Clay Swain	$193,460	17,000	—

(1)	The number of RSUs awarded were based on a dollar value calculated using the closing sale price ($11.10) on February 13, 2008, the date of grant, except for Mr. Swain’s, which were calculated using the closing sale price ($11.38) on March 26, 2008, the date of grant.

(2)	One-third of the restricted stock units vest on each of the first three anniversaries of the grant date.

(3)	Stock options were issued on February 13, 2008 at an exercise price of $11.10, the closing sale price on the date of grant. One-third of the stock options vest on each of the first three anniversaries of the grant date.
     2009 Equity Awards. As described above, our compensation committee determined that it would not increase any element of compensation for our executive officers for 2009. Noting the current trading price of our stock, our compensation committee decided to decrease the dollar value of RSUs awarded in 2009 and award the same number of stock options in 2009 as our executive officers received in 2008. In addition, our compensation committee decided to calculate the amount of RSUs to be awarded in 2009 based on the 6-month trailing average closing price ($6.47) of our common stock as of March 5, 2009, the date of grant.
     The following table sets forth the estimated value of our 2009 equity awards and the number of restricted stock units and stock options awarded to our executive officers through March 5, 2009.

	Dollar Value	Number of	Number of Stock
Name	of RSUs (1)	RSUs (2)	Options (3)
Kenton K. Alder	$510,600	78,918	50,000
Steven W. Richards	$253,080	39,116	20,000
Shane S. Whiteside	$253,080	39,116	20,000
Douglas L. Soder	$253,080	39,116	20,000

(1)	The number of RSUs awarded were based on a dollar value calculated using the six-month trailing average closing price as of March 5, 2009, the grant date ($6.47).

(2)	One-third of the restricted stock units vest on each of the first three anniversaries of the grant date.

(3)	One quarter of the stock options listed will be issued on the date of each of the regularly scheduled quarterly board of directors meetings. The exercise price for the stock options will be equal to the closing sale price on the date of grant. One-third of the stock options granted will vest on each of the first three anniversaries of the grant date.
     Pension Benefits. None of our executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us. The compensation committee may elect to adopt qualified or non-qualified defined benefit plans in the future if the Committee determines that doing so is in our best interests.
     Nonqualified Deferred Compensation. None of our executive officers participate in or have account balances in nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by us. The compensation committee may elect to provide our executive officers and other employees with nonqualified defined contribution or other nonqualified deferred compensation benefits in the future if the Committee determines that doing so is in our best interests.
     Other Compensation. All of our executive officers are eligible to participate in our employee benefit plans, including medical, dental, life insurance, and 401(k) plans. These plans are available to all salaried employees and do not discriminate in favor of executive officers. It is generally our policy to not extend significant perquisites to executives that are not broadly available to our other employees. In designing these elements, we seek to provide an overall level of benefits that are competitive with those offered by similarly situated companies in the markets in which we operate based upon our general understanding of industry practice.
     Employment Agreements. We maintain employment agreements with Mr. Alder and Mr. Soder described under “Employment Agreements with Named Executive Officers.” The compensation committee determined that the compensation packages provided under these agreements were fair and reasonable on the basis of its assessment of comparable compensation opportunities available to the individuals, including the compensation arrangements of each named executive officer at his prior place of employment.
     Payments due Upon Termination and/or a Change in Control. We currently provide for the accelerated vesting of stock options or restricted stock units that otherwise would have vested during the one year period beginning on the date of the consummation of the “change in control.” In addition, we provide for accelerated vesting of all stock options and restricted stock units in the event of a “change in control” and subsequent termination of employment without “cause” within twelve months thereof.

     The compensation committee believes that for senior executives, including our named executive officers, accelerated vesting of stock options and restricted stock units in the event of a change in control is generally appropriate because in some change in control situations, equity of the target company is cancelled making immediate acceleration necessary in order to preserve the value of the award. In addition, as previously discussed, we rely primarily on incentive awards to provide our named executive officers with the opportunity to accumulate substantial resources to fund their retirement income, and our compensation committee believes that a change in control event is an appropriate liquidation point for awards designed for such purpose. We also believe that it is appropriate to require a termination of employment within one year following a change in control before full vesting is accelerated. We presume that such a termination would likely be due to the change in control and not the employee’s performance and therefore the award should be earned. For executives not terminated within one year of a change in control, the executives would continue to vest in their awards as they contribute to the success of the surviving company.
     In addition, certain executives, including each of our named executive officers, receive cash severance in certain circumstances that result in termination of employment. The compensation committee believes these provisions are fair and reasonable based on its understanding of market practices among industry competitors noted above and within the broader environment of technology companies and similarly sized businesses.
     Calculations of the payments due to our named executive officers upon certain terminations of employment and/or in connection with a change in control are set forth under “Executive Compensation—Potential Payments upon Termination or Change in Control at Fiscal Year-End 2008.” We believe these severance benefits are an essential element of our compensation package for executive officers and assist us in recruiting and retaining talented individuals.
Timing of Equity Grants
     Executives receive long-term equity awards pursuant to the terms of the 2006 Incentive Compensation Plan, or the 2006 Plan. Awards may also be granted outside of the 2006 Plan to the extent those grants are permitted by the Nasdaq rules. The compensation committee administers the 2006 Plan and establishes the rules for all awards granted thereunder, including grant guidelines, vesting schedules, and other provisions. The compensation committee reviews these rules from time to time and considers, among other things, the interests of the stockholders, market conditions, information provided by independent advisors, performance objectives, and recommendations made by our chief executive officer.
     The board of directors or our compensation committee reviews awards for all employees. The compensation committee has established a process in which our compensation committee reviews the recommendations of our chief executive officer for executives (other than himself) and other employees, modifies the proposed grants in certain circumstances, and approves the awards effective as of the date of its approval.
     The exercise price of stock option grants are set at 100% of the closing market price of a share of company common stock on the date the board of directors or compensation committee approves the grants. For new hire awards, our compensation committee or the board of directors generally reviews the recommendation of management at the board or committee meeting after the participant’s hire date and modifies and approves the awards effective as of the date of the Committee’s or board’s approval.
Impact of Tax and Accounting
     As a general matter, our compensation committee takes into account the various tax and accounting implications of the compensation vehicles employed by us.
     When determining amounts of long-term incentive grants to executives and employees, our compensation committee examines the accounting cost associated with the grants. Under FAS 123(R),

grants of stock options and restricted stock units result in an accounting charge for us equal to the grant date fair value of those securities. For restricted stock units, the accounting cost is generally equal to the fair market value of the underlying shares of common stock on the date of the award. The cost is then amortized over the requisite service period. With respect to stock options, we calculate the grant date fair value based on the Black-Scholes formula with an adjustment for possible forfeitures and amortize that value as compensation expense over the vesting period.
     Section 162(m) of the Code does not permit publicly traded companies to take income tax deductions for compensation paid to our chief executive officer and certain other executive officers to the extent that compensation exceeds $1 million per officer in any taxable year and does not otherwise qualify as performance-based compensation. The 2006 Plan is structured so that the compensation deemed paid to an executive officer in connection with the exercise of stock options granted under the 2006 Plan should qualify as performance-based compensation not subject to the $1 million limitation. In addition, awards of restricted stock units made under the 2006 Plan may or may not qualify as performance-based compensation.
     The compensation committee will continue to consider steps that might be in our best interests to comply with Section 162(m) of the Code. However, in establishing the cash and equity incentive compensation programs for our executive officers, our compensation committee believes that the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole or primary factor. The compensation committee believes that cash and equity incentive compensation must be maintained at the requisite level to attract and retain the executive officers essential to our financial success, even if all or part of that compensation may not be deductible by reason of the limitations of Section 162(m) of the Code.
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
     Our compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on such review and discussion, the compensation committee recommended to our board of directors, and our board of directors approved, that the Compensation Discussion and Analysis be included in this proxy statement.
Thomas T. Edman, Chairman
Robert E. Klatell
John G. Mayer
Compensation Committee Interlocks and Insider Participation
     During the fiscal year ended December 31, 2008, our compensation committee consisted of Messrs. Edman, Klatell, and Mayer. None of these individuals had any contractual or other relationships with us during such fiscal year except as directors. No interlocking relationship exists between any member of our compensation committee and any member of any other company’s board of directors or compensation committee.

EXECUTIVE COMPENSATION
Fiscal Year 2008 Summary Compensation Table
     The following table sets forth compensation information for our named executive officers.

						Non-Equity
						Incentive
Name and				Stock	Option	Plan	All Other
Principal Position	Year	Salary	Bonus	Awards(1)	Awards(2)	Compensation(3)	Compensation(4)	Total
Kenton K. Alder	2008	$590,769	—	$309,843	$344,340	$703,200	$9,200	$1,957,352
Chief Executive Officer,	2007	$487,692	—	$122,702	$281,196	$416,952	$9,000	$1,317,542
President, and Director	2006	$386,539	—	—	$180,378	$596,000	$2,200	$1,165,117

Steven W. Richards	2008	$288,077	—	$166,322	$162,734	$240,198	$9,200	$866,531
Chief Financial Officer, Executive	2007	$251,154	—	$72,441	$142,672	$180,092	$9,000	$655,359
Vice President, and Secretary	2006	$200,769	—	—	$85,283	$232,000	$2,008	$520,060

Shane S. Whiteside	2008	$351,539	—	$166,322	$179,492	$301,875	$8,431	$1,007,658
Executive Vice President and	2007	$298,462	—	$72,441	$161,782	$211,541	$9,000	$753,226
Chief Operating Officer	2006	$235,827	—	—	$103,914	$260,420	$1,897	$602,058

Douglas L. Soder	2008	$354,231	$150,000	$149,758	$133,157	$301,513	$9,200	$1,097,859
Executive Vice President(5)	2007	$337,896	$200,000	$59,730	$96,560	$164,543	$9,000	$867,729
	2006	$51,269	$50,000	—	$14,762	—	$13,192	$129,223

O. Clay Swain	2008	$206,346	—	$118,742	$124,578	$120,000	$9,200	$578,866
Senior Vice President — Sales	2007	$193,354	—	$56,165	$136,639	$127,463	$9,000	$522,621
	2006	$187,168	—	—	$89,388	$211,700	$1,466	$489,722

(1)	Amounts shown do not reflect compensation actually received by our named executive officers. Instead, these amounts reflect the compensation expense we recognized in the year shown related to restricted stock units awarded in 2008 and prior years to our named executive officers, as determined pursuant to SFAS 123R. For a discussion of valuation assumptions, see Note 13 to our 2008 consolidated financial statements, included in our annual report on Form 10-K filed with the SEC.

(2)	Amounts shown do not reflect compensation actually received by our named executive officers. Instead, these amounts reflect the compensation expense we recognized in the year shown related to stock options awarded in 2008 and prior years to our named executive officers, as determined pursuant to SFAS 123R. For a discussion of valuation assumptions, see Note 13 to our 2008 consolidated financial statements, included in our annual report on Form 10-K filed with the SEC.

(3)	Amounts represent bonuses paid based on achievement of individual and company performance criteria for each year shown, which bonuses were earned in such fiscal year, but not paid until the next fiscal year. Additionally, amounts for 2007 include an integration bonus paid in 2007.

(4)	Amounts represent matching contributions by us to our 401(k) plan.

(5)	Mr. Soder received a signing bonus of $50,000 in 2006 and additional retention bonuses of $200,000 and $150,000 in 2007 and 2008, respectively.

Fiscal Year 2008 Grants of Plan-Based Awards
     The following table sets forth information concerning awards of stock options and restricted stock made to each of our named executive officers during fiscal year 2008.

					All Other	All Other
					Stock	Option	Exercise	Grant Date
					Awards:	Awards:	or Base	Fair Value
					Number of	Number of	Price of	of Stock
		Estimated Possible Payouts Under			Shares of	Securities	Option	and Option
	Grant	Non-Equity Incentive Plan			Stock or	Underlying	Awards	Awards
Name	Date	Awards($)(1			Units	Options	($/Sh)	(2)(3)
		Threshold	Target	Maximum
Kenton K. Alder	—	$58,600	$410,200	$996,200	—	—	—	—
	2/13/2008	—	—	—	50,000	—	$11.10	$555,000
	2/13/2008	—	—	—	—	50,000	$11.10	$340,540

Steven W. Richards	—	$28,000	$154,000	$336,000	—	—	—	—
	2/13/2008	—	—	—	24,000	—	$11.10	$266,400
	2/13/2008	—	—	—	—	20,000	$11.10	$136,216

Shane S. Whiteside	—	$34,500	$189,750	$414,000	—	—	—	—
	2/13/2008	—	—	—	24,000	—	$11.10	$266,400
	2/13/2008	—	—	—	—	20,000	$11.10	$136,216

Douglas L. Soder	—	$34,500	$189,750	$414,000	—	—	—	—
	2/13/2008	—	—	—	24,000	—	$11.10	$266,400
	2/13/2008	—	—	—	—	20,000	$11.10	$136,216

O. Clay Swain	—	$20,000	$90,000	$150,000	—	—	—	—
	3/26/2008	—	—	—	17,000	—	$11.38	$193,460

(1)	Represents threshold, target and maximum opportunity under our annual cash bonus program for fiscal year 2008. Our annual cash bonus program is discussed above under the caption “2008 Annual Cash Bonus Program” in the Compensation Discussion and Analysis.

(2)	The value of a restricted stock unit is based on the closing market price on date of grant, as determined pursuant to SFAS 123R. The value for all restricted stock units granted to our named executive officers is equal to 100% of the fair market value of the underlying shares on the grant date.

(3)	The value of a stock option is based on the fair value on the date of grant, as determined pursuant to SFAS 123R.
Employment Agreements with Named Executive Officers
     Effective December 1, 2005, we entered into an employment agreement with Mr. Alder. Pursuant to the agreement, Mr. Alder will continue to serve as our president and chief executive officer for a term expiring December 1, 2009, which term shall be automatically renewed for additional one-year terms, unless we or Mr. Alder gives timely notice of non-renewal. Mr. Alder receives a base salary, currently $586,000, which may be increased from time to time at the discretion of the board of directors. In addition, if Mr. Alder’s employment is terminated by (1) us without “cause,” or (2) by Mr. Alder for “good reason,” other than in connection with a “change of control,” Mr. Alder would be entitled to receive an amount in cash equal to 18 months of his base salary, payable in equal installments on the same payment dates as such base salary payments would have otherwise been paid for the 18 months following such termination. In the event of a change in control, the vesting of any stock options or restricted stock units held by Mr. Alder that are assumed by the acquirer would be immediately accelerated if Mr. Alder’s employment is terminated by the acquirer without cause or by Mr. Alder for good reason within 12 months after the change in control.
     Pursuant to the terms of Mr. Soder’s October 2006 offer letter, he will receive a base salary of $330,000, which may be increased from time to time at the discretion of our board of directors. In addition, Mr. Soder was granted 60,000 stock options and a $50,000 signing bonus. The offer letter provides that Mr. Soder will receive a retention bonus of $200,000 on October 28, 2007 and $150,000 on October 28, 2008 provided that Mr. Soder remains employed with us through such respective dates. In the event we terminate Mr. Soder’s employment without cause (1) prior to October 28, 2007, he will be entitled to receive two years salary ($660,000) and accelerated payment of any unpaid bonus; (2) after October 28, 2007 and prior to October 28, 2008, he will be entitled to receive one year’s salary ($345,000) and accelerated payment of any unpaid bonus; and (3) after October 28, 2008 he will be entitled to receive six months’ salary ($172,500) and accelerated payment of any unpaid bonus. In the event Mr. Soder’s employment is terminated following a change of control, the vesting of any stock options and restricted stock units held by him and the payment of any unpaid bonus will be accelerated.
2006 Incentive Compensation Plan
     The material features of the 2006 Incentive Compensation Plan, referred to as the 2006 Plan, are outlined below.
Awards
     The terms of the 2006 Plan provide for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, bonus stock, dividend equivalents, other stock related awards, and performance awards that may be settled in cash, stock, or other property.
Shares available for awards
     The total number of shares of our common stock that may be subject to awards under the 2006 Plan is equal to 3,000,000 shares, plus (i) any shares available for issuance and not subject to an award under the 2000 Plan or the Management Plan, (ii) the number of shares with respect to which awards granted under the 2006 Plan, 2000 Plan, and the Management Plan terminate without the issuance of the shares or where the shares are forfeited or repurchased; (iii) with respect to awards granted under the 2006 Plan, 2000 Plan and the Management Plan, the number of shares which are not issued as a result of the award being settled for cash or otherwise not issued in connection with the exercise or payment of the award; and (iv) the number of shares that are surrendered or withheld in payment of the exercise price of any award or any tax withholding requirements in connection with any award granted under the 2006 Plan, 2000 Plan and the Management Plan.
Limitations on awards
     The 2006 Plan imposes individual limitations on certain awards, in part to comply with Section 162(m) of the Internal Revenue Code of 1986. Under these limitations, no more than 1,000,000 shares of our common stock reserved for issuance under the 2006 Plan may be granted to an individual during any fiscal year pursuant to any stock options or stock appreciation rights granted under the 2006 Plan and no more than 1,000,000 shares of our common stock reserved for issuance under the 2006 Plan may be granted to an individual during any fiscal year pursuant to all awards other than stock options or stock appreciation rights granted under the 2006 Plan. The maximum amount that may be earned by any one participant as a performance award (payable in cash) or other cash award is $5,000,000 per calendar year. No outstanding options may be repriced without stockholder approval (that is, we cannot amend an outstanding option to lower the exercise price or exchange an outstanding option for a new option with a lower exercise price without stockholder approval). In addition, the 2006 Plan prohibits us from exchanging an outstanding option with an exercise price above the then current fair market value of our common stock for cash, other awards, or other property.

Capitalization adjustments
     In the event that a dividend or other distribution (whether in cash, shares of common stock, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution, or other similar corporate transaction or event affects our common stock or our other securities or the securities of any other issuer, so that an adjustment, substitution, or exchange is determined to be appropriate by the plan administrator, then the plan administrator will adjust any or all of the following as the plan administrator deems appropriate: (1) the kind and number of shares available under the 2006 Plan, (2) the kind and number of shares subject to limitations on awards described in the preceding paragraph, (3) the kind and number of shares subject to all outstanding awards, (4) the exercise price, grant price, or purchase price relating to any award, and (5) other affected terms of awards.
Eligibility
     The persons eligible to receive awards under the 2006 Plan consist of officers, directors, employees, and independent contractors. However, incentive stock options may be granted under the 2006 Plan only to our employees, including our officers who are employees.
Administration
     Our board of directors will administer the 2006 Plan unless it delegates administration of the 2006 Plan to one or more committees of our board of directors. Together, our board of directors and any committee(s) delegated to administer the 2006 Plan are referred to as the plan administrator. If a committee is delegated to administer the 2006 Plan, then the committee members may be “non-employee directors” as defined by Rule 16b-3 of the Securities Exchange Act, “outside directors” for purposes of Section 162(m), and independent as defined by Nasdaq or any other national securities exchange on which any of our securities may be listed for trading in the future. Subject to the terms of the 2006 Plan, the plan administrator is authorized to select eligible persons to receive awards, determine the type and number of awards to be granted and the number of shares of our common stock to which awards will relate, specify times at which awards will be exercisable or may be settled (including performance conditions that may be required as a condition thereof), set other terms and conditions of awards, prescribe forms of award agreements, interpret and specify rules and regulations relating to the 2006 Plan, and make all other determinations that may be necessary or advisable for the administration of the 2006 Plan. The plan administrator may amend the terms of outstanding awards, in its discretion. Any amendment that adversely affects the rights of the award recipient, however, must receive the approval of such recipient.
Stock options and stock appreciation rights
     The plan administrator is authorized to grant stock options, including both incentive stock options and non-qualified stock options. In addition, the plan administrator is authorized to grant stock appreciation rights, which entitle the participant to receive the appreciation in our common stock between the grant date and the exercise date of the stock appreciation right. The plan administrator determines the exercise price per share subject to an option and the grant price of a stock appreciation right. The per share exercise price of an incentive stock option, however, must not be less than the fair market value of a share of common stock on the grant date. The plan administrator generally will fix the maximum term of each option or stock appreciation right, the times at which each stock option or stock appreciation right will be exercisable, and provisions requiring forfeiture of unexercised stock options or stock appreciation rights at or following termination of employment or service, except that no incentive stock option may have a term exceeding ten years. Stock options may be exercised by payment of the exercise price in any form of legal consideration specified by the plan administrator, including cash, shares (including cancellation of a portion of the shares subject to the award), outstanding awards or other property having a fair market value equal to the exercise price. Options may also be exercisable in connection with a broker-assisted sales transaction (a “cashless exercise”) as determined by the plan administrator. The plan administrator determines methods of exercise and settlement and other terms of the stock appreciation rights.
Restricted Stock and Stock Units
     The plan administrator is authorized to grant restricted stock and stock units. Restricted stock is a grant of shares of common stock, which may not be sold or disposed of and which may be forfeited in the event of certain terminations of employment or service, prior to the end of a restricted period specified by the plan administrator. A participant granted restricted stock generally has all of the rights of one of our stockholders, unless otherwise determined by the plan administrator. An award of a stock unit confers upon a participant the right to receive shares of common stock at the end of a specified period, and may be subject to possible forfeiture of the award in the event of certain terminations of employment prior to the end of a specified period. Prior to settlement, an award of a stock unit carries no voting or dividend rights or other rights associated with share ownership, although dividend equivalents may be granted, as discussed below.
Dividend Equivalents
     The plan administrator is authorized to grant dividend equivalents conferring on participants the right to receive, currently or on a deferred basis, cash, shares of common stock, other awards, or other property equal in value to dividends paid on a specific number of shares of common stock or other periodic payments. Dividend equivalents may be granted alone or in connection with another award, may be paid currently or on a deferred basis and, if deferred, may be deemed to have been reinvested in additional shares of common stock, awards or otherwise as specified by the plan administrator. Currently, there are no outstanding dividend equivalent awards, either with other outstanding awards under any of our incentive compensation plans or as stand-alone awards.
Bonus Stock and Awards in Lieu of Cash Obligations
     The plan administrator is authorized to grant shares of common stock as a bonus free of restrictions for services performed for us or to grant shares of common stock or other awards in lieu of our obligations to pay cash under the 2006 Plan or other plans or compensatory arrangements, subject to such terms as the plan administrator may specify.
Other Stock Based Awards
     The plan administrator is authorized to grant awards under the 2006 Plan that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of common stock. Such awards might include convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of common stock, purchase rights for shares of common stock, awards with value and payment contingent upon our performance or any other factors designated by the plan administrator, and awards valued by reference to the book value of shares of our common stock or the value of securities of or the performance of specified subsidiaries or business units. The plan administrator determines the terms and conditions of such awards.
Performance Awards
     The right of a participant to exercise or receive a grant or settlement of an award, and the timing thereof, may be subject to such performance conditions, including subjective individual goals, as may be specified by the plan administrator. In addition, the 2006 Plan authorizes specific performance awards, which represent a conditional right to receive cash, shares of our common stock, or other awards upon achievement of certain pre-established performance goals and subjective individual goals during a specified fiscal year. Performance awards granted to persons whom the plan administrator expects will, for the year in which a deduction arises, be “covered employees” (as defined below) may, if and to the extent intended by the plan administrator, be subject to provisions that should qualify such awards as “performance based” compensation not subject to the limitation on tax deductibility by us under Section

162(m). For purposes of Section 162(m), the term “covered employee” means our chief executive officer and our four highest compensated officers as of the end of a taxable year as disclosed in our SEC filings. If and to the extent required under Section 162(m), any power or authority relating to a performance award intended to qualify under Section 162(m) is to be exercised by a committee that qualifies under Section 162(m), rather than our board of directors.
     Subject to the requirements of the 2006 Plan, the plan administrator will determine performance award terms, including the required levels of performance with respect to specified business criteria, the corresponding amounts payable upon achievement of such levels of performance, termination and forfeiture provisions, and the form of settlement. One or more of the following business criteria based on our consolidated financial statements, and/or those of its affiliates, or for its business units (except with respect to the total stockholder return and earnings per share criteria), will be used by the plan administrator in establishing performance goals for performance awards designed to comply with the performance-based compensation exception to Section 162(m): (1) earnings per share; (2) revenues or gross margins; (3) cash flow; (4) operating margin; (5) return on net assets, investment, capital, or equity; (6) economic value added; (7) direct contribution; (8) net income; pretax earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings after interest expense and before extraordinary or special items; operating income; income before interest income or expense, unusual items and income taxes, local, state or federal and excluding budgeted and actual bonuses which might be paid under any of our ongoing bonus plans; (9) working capital; (10) management of fixed costs or variable costs; (11) identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions or divestitures; (12) total stockholder return; and (13) debt reduction. For covered employees, the performance goals and the determination of their achievement shall be made in accordance with Section 162(m). The plan administrator is authorized to adjust performance conditions and other terms of awards in response to unusual or nonrecurring events, or in response to changes in applicable laws, regulations, or accounting principles.
Other Terms of Awards
     Awards may be settled in the form of cash, shares of our common stock, other awards, or other property at the discretion of the plan administrator. Awards under the 2006 Plan are generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. The plan administrator may require or permit participants to defer the settlement of all or part of an award in accordance with such terms and conditions as the plan administrator may establish, including payment or crediting of interest or dividend equivalents on deferred amounts, and the crediting of earnings, gains, and losses based on deemed investment of deferred amounts in specified investment vehicles. The plan administrator is authorized to place cash, shares of our common stock, or other property in trusts or make other arrangements to provide for payment of our obligations under the 2006 plan. The plan administrator may condition any payment relating to an award on the withholding of taxes and may provide that a portion of any shares of our common stock or other property to be distributed will be withheld (or previously acquired shares of our common stock or other property be surrendered by the participant) to satisfy withholding and other tax obligations. Awards granted under the 2006 plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, except that the plan administrator may, in its discretion, permit transfers of awards subject to any applicable legal restrictions.
Acceleration of Vesting; Change in Control
     The plan administrator, in its discretion, may accelerate the vesting, exercisability, lapsing of restrictions, or expiration of deferral of any award, including if we undergo a “change in control,” as defined in the 2006 Plan. In addition, the plan administrator may provide that the performance goals relating to any performance-based award will be deemed to have been met upon the occurrence of any “change in control.” The award agreement may provide for the vesting of an award upon a change of control, including vesting if a participant is terminated by us or our successor without “cause” or terminates for “good reason.”
     To the extent we undergo a corporate transaction (as defined in the 2006 Plan), the 2006 Plan provides that outstanding awards may be assumed, substituted for or continued in accordance with their terms. If the awards are not assumed, substituted for or continued, to the extent applicable, such awards will terminate immediately prior to the close of the corporate transaction. The plan administrator may, in its discretion, either cancel the outstanding awards in exchange for a cash payment or vest all or part of the award contingent on the corporate transaction. With respect to a corporate transaction after which our stockholders immediately prior to the corporate transaction own 90% or more of the successor company after the corporate transaction, awards under the 2006 Plan must be assumed, continued, or substituted for.
Amendment and Termination
     Our board of directors may amend, alter, suspend, discontinue, or terminate the 2006 Plan or the plan administrator’s authority to grant awards without further stockholder approval, except stockholder approval will be obtained for any amendment or alteration if such approval is deemed necessary and advisable by our board of directors. Unless earlier terminated by our board of directors, the 2006 Plan will terminate on the earlier of (1) ten years after the later of (x) the adoption by our board of directors of the 2006 Plan and (y) the approval of an increase in the number of shares reserved under the 2006 Plan by our board of directors (contingent upon such increase being approved by our stockholders) and (2) such time as no shares of our common stock remain available for issuance under the 2006 Plan and no further rights or obligations with respect to outstanding awards are outstanding under the 2006 Plan. Amendments to the 2006 Plan or any award require the consent of the affected participant if the amendment has a material adverse effect on the participant.
Outstanding Equity Awards at Fiscal Year-End 2008
     The following table sets forth the outstanding equity awards held by our named executive officers as of December 31, 2008.

	Option Awards					Stock Awards
						Number of		Market Value of
	Number of Securities			Option	Option	Shares or Units		Shares or Units of
	Underlying Unexercised			Exercise	Expiration	of Stock That		Stock That Have
Name	Options			Price	Date	Have Not Vested		Not Vested(1)
	Exercisable	Unexercisable
Kenton K. Alder	100,000	—		$16.00	9/20/2010
	25,000	—		$10.15	3/11/2012
	28,354	—		$2.76	12/30/2012
	210,000	—		$13.68	12/17/2013
	17,375	—		$8.98	1/27/2015
	13,032	4,343	(2)	$7.77	5/5/2015
	13,032	4,343	(3)	$6.86	8/3/2015
	13,032	4,343	(4)	$8.67	11/3/2015
	8,688	8,687	(5)	$12.97	2/14/2016
	14,604	14,604	(6)	$16.82	5/4/2016
	14,604	14,604	(7)	$10.58	8/1/2016
	14,605	14,604	(8)	$11.71	11/1/2016
	—	50,000	(9)	$11.10	2/13/2018
	—	—		—	—	30,429	(10)	$158,535
	—	—		—	—	50,000	(11)	$260,500

	Option Awards					Stock Awards
						Number of		Market Value of
	Number of Securities			Option	Option	Shares or Units		Shares or Units of
	Underlying Unexercised			Exercise	Expiration	of Stock That		Stock That Have
Name	Options			Price	Date	Have Not Vested		Not Vested(1)
	Exercisable	Unexercisable
Steven W. Richards	4,000	—		$16.00	9/20/2010
	4,800	—		$10.15	3/11/2012
	7,200	—		$2.76	12/30/2012
	40,000	—		$13.68	12/17/2013
	2,375	1,187	(2)	$7.77	5/5/2015
	2,375	1,187	(3)	$6.86	8/3/2015
	3,563	1,187	(4)	$8.67	11/3/2015
	4,750	4,750	(5)	$12.97	2/14/2016
	8,417	8,416	(6)	$16.82	5/4/2016
	8,417	8,416	(7)	$10.58	8/1/2016
	8,418	8,416	(8)	$11.71	11/1/2016
	—	20,000	(9)	$11.10	2/13/2018
	—	—		—	—	17,964	(10)	$93,592
	—	—		—	—	24,000	(11)	$125,040

Shane S. Whiteside	35,626	—		$16.00	9/20/2010
	110,000	—		$13.68	12/17/2013
	2,375	2,375	(2)	$7.77	5/5/2015
	2,375	2,375	(3)	$6.86	8/3/2015
	4,750	2,375	(4)	$8.67	11/3/2015
	4,750	4,750	(5)	$12.97	2/14/2016
	8,417	8,416	(6)	$16.82	5/4/2016
	4,208	8,416	(7)	$10.58	8/1/2016
	8,418	8,416	(8)	$11.71	11/1/2016
	—	20,000	(9)	$11.10	2/13/2018
	—	—		—	—	17,964	(10)	$93,592
	—	—		—	—	24,000	(11)	$125,040

Douglas L. Soder	30,000	30,000	(8)	$11.71	11/1/2016
	—	20,000	(9)	$11.10	2/13/2018
	—	—		—	—	14,813	(10)	$77,176
	—	—		—	—	24,000	(11)	$125,040

O. Clay Swain	64,126	—		$16.00	9/20/2010
	110,000	—		$13.68	12/17/2013
	—	2,375	(2)	$7.77	5/5/2015
	375	2,375	(3)	$6.86	8/3/2015
	2,375	2,375	(4)	$8.67	11/3/2015
	4,750	4,750	(5)	$12.97	2/14/2016
	6,750	6,750	(6)	$16.82	5/4/2016
	3,375	6,750	(7)	$10.58	8/1/2016
	6,750	6,750	(8)	$11.71	11/1/2016
	—	—		—	—	13,928	(10)	$72,565
	—	—		—	—	17,000	(12)	$88,570

(1)	Based on the closing price of our common stock on December 31, 2008.

(2)	Such options vest on May 5, 2009.

(3)	Such options vest on August 3, 2009.

(4)	Such options vest on November 3, 2009.

(5)	Such options vest 50% on February 14, 2009 and 50% on February 14, 2010.

(6)	Such options vest 50% on May 4, 2009 and 50% on May 4, 2010.

(7)	Such options vest 50% on August 1, 2009 and 50% on August 1, 2010

(8)	Such options vest 50% on November 1, 2009 and 50% on November 1, 2010.

(9)	Such options vest one-third on February 13, 2009, 2010, and 2011.

(10)	Such restricted stock units vest 50% on March 6, 2009 and March 6, 2010.

(11)	Such restricted stock units vest one-third on February 13, 2009, 2010, and 2011.

(12)	Such restricted stock units vest one-third on March 26, 2009, 2010, and 2011.
Option Exercises and Stock Vested in Fiscal Year 2008
          The following table sets forth information concerning value realized by each of our named executive officers upon the exercise of stock options and the vesting of stock awards during fiscal year 2008.

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired on	Value Realized	Acquired on	Value Realized
Name	Exercise	on Exercise (1)	Vesting	on Vesting (2)
Kenton K. Alder	—	—	15,215	$165,996
Steven W. Richards	2,000	$18,680	8,982	$97,994
Shane S. Whiteside	12,209	$84,052	8,982	$97,994
Douglas L. Soder	—	—	7,407	$80,810
O. Clay Swain	44,899	$242,166	6,964	$75,977

(1)	The value realized equals the difference between the fair market value of our common stock on the date of exercise and the option exercise price, multiplied by the number of shares issued upon exercise of the options.

(2)	The value realized equals the fair market value of our common stock on the date of vesting multiplied by the number of shares released on vest date.
Potential Payments upon Termination or Change in Control at Fiscal Year-End 2008
     Effective December 1, 2005, we entered into change of control severance agreements with each of Steven W. Richards, our chief financial officer; O. Clay Swain, our senior vice president - marketing; and Shane S. Whiteside, our chief operating officer. Under the terms of the agreements, if the executive’s employment is terminated by (1) us without “cause” during a “pending change in control” or within 12 months following a “change in control”, or (2) by the executive for “good reason” within 12 months following a change in control, the executive would be entitled to receive (i) an amount in cash equal to 12 months of the executive’s annual base salary, and (ii) accrued compensation owed to the executive and the executive’s pro rata portion of any bonus the executive is eligible to receive for the year in which the termination occurs, payable in a lump-sum payment within 15 days after the date of termination. In addition, the vesting of any stock options or restricted stock assumed by the acquirer would be accelerated. Pursuant to the terms of his employment agreement, Mr. Alder would be entitled to receive an amount in cash equal to 18 months of his base salary upon termination in certain circumstances, payable in accordance with our normal payroll practices.

     The following tables set forth certain information regarding potential payments and other benefits that would have been provided to each of our named executive officers upon a change in control of our company and/or upon a termination of our named executive officer’s employment at fiscal year-end 2008.

Kenton K. Alder:
	Termination
	Without Cause		Termination by
	during a		Executive for
	Pending		Good Reason
	Change in	Change in	Post Change in
Executive Benefits (1)	Control	Control	Control
Annual Cash Bonus Program	—	—	$703,200
Accelerated Stock Options	—	—	—
Accelerated Restricted Stock Units	$131,813	$166,105	$419,035
Severance	$879,000	—	$879,000

Steven W. Richards:
	Termination
	Without Cause		Termination by
	during a		Executive for
	Pending		Good Reason
	Change in	Change in	Post Change in
Executive Benefits (1)	Control	Control	Control
Annual Cash Bonus Program	$240,198	—	$240,198
Accelerated Stock Options	—	—	—
Accelerated Restricted Stock Units	$69,824	$88,476	$218,632
Severance	$280,000	—	$280,000

Shane S. Whiteside:
	Termination
	Without Cause		Termination by
	during a		Executive for
	Pending		Good Reason
	Change in	Change in	Post Change in
Executive Benefits (1)	Control	Control	Control
Annual Cash Bonus Program	$301,875	—	$301,875
Accelerated Stock Options	—	—	—
Accelerated Restricted Stock Units	$69,824	$88,476	$218,632
Severance	$345,000	—	$345,000

O. Clay Swain:
	Termination
	Without Cause		Termination by
	during a		Executive for
	Pending		Good Reason
	Change in	Change in	Post Change in
Executive Benefits (1)	Control	Control	Control
Annual Cash Bonus Program	$120,000	—	$120,000
Accelerated Stock Options	—	—	—
Accelerated Restricted Stock Units	$49,354	$65,808	$161,135
Severance	$200,000	—	$200,000

Douglas L. Soder:
	Termination
	Other Than for	Change in	Termination Post
Executive Benefits (1)	Cause	Control	Change in Control
Annual Cash Bonus Program	$301,513	—	$301,513
Accelerated Stock Options	—	—	—
Accelerated Restricted Stock Units	$63,671	$80,270	$202,216
Severance	$172,500	—	$172,500

(1)	Amounts represented in the table do not include stock option awards or restricted stock units that are fully vested, earned salary, and accrued vacation, as those items are earned and due to the named executive officer regardless of such termination or change in control events. It also does not include amounts payable under life insurance coverage, our accidental death and dismemberment coverage or our business travel accident coverage, which are programs available to all of our employees.
Director Compensation
     Members of our board of directors who are also employees are not separately compensated for their services as directors. Mr. Alder, the only director who is also an employee, did not receive separate compensation for his services as a director during fiscal year 2008.
     Our non-employee directors receive the following compensation: an annual cash retainer of $24,000, a $1,500 payment per board meeting, a $750 payment for each committee meeting, and reimbursement of expenses relating to the board meetings. In addition, the chairman of the board receives an annual cash retainer of $30,000, and the chairmen of our various board committees receive annual cash retainers as follows: $10,000 to our audit committee chairman, $7,500 to our compensation committee chairman, and $5,000 to the nominating and corporate governance committee chairman.
     Upon initial election, each non-employee director receives an option to purchase 20,000 shares of our common stock. The options provided to the non-employee directors expire on the grant date’s tenth anniversary and vest over a four year period. At each annual meeting of stockholders, each non-employee director who has served as a director for the previous six months receives restricted stock units having a fair value on the award date of $60,000. The restricted stock units awarded to the non-employee directors vest over one year and delivery of the underlying shares of common stock is deferred until one year after retirement from the board of directors.
Director Stock Ownership Guidelines
     Our board of directors recognizes that stock ownership by directors may strengthen their commitment to the long-term future of our company and further align their interests with those of our stockholders. Accordingly, our Corporate Governance Guidelines require our independent directors to beneficially own shares of our common stock (including shares owned outright, unvested shares, restricted stock units, and stock options) having a value of at least three times their annual retainer.

2008 Director Compensation
     The following table sets forth the compensation earned by our directors in respect of their services as such during fiscal year 2008.

	Fees Earned or
Name	Paid in Cash	Stock Awards(1)	Option Awards(2)(3)	Total
Robert E. Klatell	$75,500	$67,631	$15,648	$158,779
James K. Bass	$42,750	$67,631	$17,549	$127,930
Richard P. Beck	$52,750	$67,631	$17,549	$137,930
Thomas T. Edman	$44,250	$67,631	$15,648	$127,529
John G. Mayer	$42,750	$67,631	$17,549	$127,930

(1)	Amounts do not reflect compensation actually received by the non-employee directors. Instead, these amounts reflect the compensation expense we recognized in 2008 related to restricted stock units awarded to our non-employee directors, as determined pursuant to SFAS 123R. For a discussion of valuation assumptions, see Note 13 to our 2008 consolidated financial statements, included in our annual report on Form 10-K filed with the SEC. The fair value of the stock awards granted to each of our non-employee directors in 2008 was $60,000.

(2)	Amounts do not reflect compensation actually received by the non-employee directors. Instead, these amounts reflect the compensation expense recognized in 2008 related to stock options awarded in prior years to our non-employee directors, as determined pursuant to SFAS 123R. For a discussion of valuation assumptions, see Note 13 to our 2008 consolidated financial statements.

(3)	As of December 31, 2008, Mr. Klatell had 28,000 options outstanding and 26,667 options exercisable; Mr. Bass had 44,000 options outstanding and 42,667 options exercisable; Mr. Beck had 40,000 options outstanding and 38,667 options exercisable; Mr. Edman had 28,000 options outstanding and 26,667 options exercisable; Mr. Mayer had 44,000 options outstanding and 42,667 options exercisable. As of December 31, 2008, each of our non-employee directors had 8,792 restricted stock units outstanding, 4,567 of which were vested.
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
     Our board of directors has appointed an audit committee consisting of three independent directors. All members of our audit committee are able to read and understand fundamental financial statements, including our balance sheet, income statement, and cash flow statement. At least one member of our audit committee has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer, or other senior officer with financial oversight responsibility. Our board of directors has determined that Messrs. Bass, Beck, and Mayer are independent directors, as defined by Nasdaq Market Place Rule 4200(a)(15) and that Mr. Beck, chairman, qualifies as an “audit committee financial expert.”
     The primary responsibility of our audit committee is to assist our board of directors in fulfilling its responsibility to oversee management’s conduct of our financial reporting process, including overseeing the financial reports and other financial information provided by us to governmental or regulatory bodies (such as the SEC), the public, and other users thereof; our systems of internal accounting and financial controls; and the annual independent audit of our consolidated financial statements.
     Management has the responsibility for our consolidated financial statements and the reporting process, including the systems of internal controls. Our independent registered public accounting firm, KPMG LLP, is responsible for auditing our consolidated financial statements and expressing an opinion on the conformity of those audited consolidated financial statements with generally accepted accounting principles.

     In fulfilling its oversight responsibilities, our audit committee reviewed our consolidated audited financial statements with management and the independent registered public accounting firm. Our audit committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees. This included a discussion of the independent registered public accounting firm’s judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with our audit committee under generally accepted auditing standards. In addition, our audit committee received from the independent registered public accounting firm written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s independence. Our audit committee also discussed with the independent registered public accounting firm their independence from management and our company, including the matters covered by the written disclosures and letter provided by the independent registered public accounting firm. Our audit committee has concluded that KPMG LLP is independent from our company and management.
     Our audit committee discussed with the independent registered public accounting firm the overall scope and plans for their audits. Our audit committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our company, the internal controls, and the overall quality of our financial reporting. Our audit committee held eight meetings during the fiscal year ended December 31, 2008.
     Based on the reviews and discussions referred to above, our audit committee recommended to our board of directors, and our board of directors approved, that our audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC.
     Our board of directors has adopted a written charter for our audit committee that reflects, among other things, requirements of the Sarbanes-Oxley Act of 2002, rules adopted by the SEC, and rules of the Nasdaq Stock Market.
     This report has been furnished by our audit committee to our board of directors.
James K. Bass
Richard P. Beck, Chairman
John G. Mayer
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     During fiscal 2008, there were no transactions or series of similar transactions to which we were or are a party that involved an amount exceeding $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
     KPMG LLP was our independent registered public accountants for the years ended December 31, 2007 and 2008. We have appointed KPMG LLP to serve as our independent registered public accountants for the fiscal year ending December 31, 2009 and recommend that stockholders vote in favor of the ratification of such appointment. In the event of a negative vote on such ratification, our board of directors will reconsider its selection. We anticipate that representatives of KPMG LLP will attend the annual meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.
Audit Fees
     The following is a summary of fees, all of which were approved by our audit committee for audit and other professional services during the fiscal years ended December 31, 2007 and 2008:

	2007	2008
Audit fees	$2,651,323	$1,949,344
Audit-related fees	64,200	352,863
Tax fees	—	—
All other fees	—	—

Total	$2,715,523	$2,302,207

     “Audit fees” are fees that we paid to KPMG for the audits of our annual financial statements and of internal control over financial reporting included in the Form 10-K and reviews of financial statements included in Forms 10-Q. “Audit-related fees” consist of accounting consultations and services performed related to our convertible debt offering.
Pre-Approval Policy for Independent Registered Public Accountants’ Fees
     In 2003, our audit committee adopted a formal policy concerning pre-approval of all services to be provided by our independent registered public accountants. The policy requires that all proposed services to be provided by KPMG LLP must be pre-approved by our audit committee before any services are performed. This policy includes all audit, audit-related, tax and other services that KPMG LLP may provide to our company. In evaluating whether to engage KPMG LLP for non-audit services, our audit committee considers whether the performance of services other than audit services is compatible with maintaining the independence of KPMG LLP. All of the services provided by KPMG LLP described in the table above were approved by our audit committee pursuant to our audit committee’s pre-approval policies.
ELECTRONIC AVAILABILITY OF PROXY STATEMENT AND ANNUAL REPORT
     As permitted by SEC rules, we are making this proxy statement and our annual report on Form 10-K for fiscal 2008 available to stockholders electronically via the Internet on our website at www.ttmtech.com/annualstockholdermeeting. On March 27, 2009, we began mailing to our stockholders a notice containing instructions on how to access this proxy statement and our annual report and how to vote online. If you received that notice, you will not receive a printed copy of the proxy materials unless you request it by following the instructions for requesting such materials contained on the notice or set forth in the following paragraph.
     If you received a paper copy of this proxy statement by mail and you wish to receive a notice of availability of next year’s proxy statement either in paper form or electronically via e-mail, you can elect to receive a paper notice of availability by mail or an
e-mail that will provide a link to these documents on our website. By opting to receive the notice of availability and accessing your proxy materials online, you will save our company the cost of printing and mailing documents to you, reduce the amount of mail you receive, speed your ability to access the proxy materials and our annual report, and help preserve environmental resources. We encourage you to sign up for electronic proxy and annual report access or a paper notice of availability for future annual meetings. Stockholders may elect to receive electronic access or a paper notice by registering electronically on our website at

www.ttmtech.com/annualstockholdermeeting. If you received electronic or paper notice of availability of these proxy materials and wish to receive paper delivery of a full set of future proxy materials, you may do so at the same location.
     Our annual report on Form 10-K for fiscal 2008, available on our website at www.ttmtech.com/annualstockholdermeeting, contains financial and other information about our company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy soliciting materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended. The information contained in the “Report of the Compensation Committee of the Board of Directors” and “Report of the Audit Committee of the Board of Directors” shall not be deemed “filed” with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act. If a stockholder received a paper copy of our annual report and does not wish to access our annual report through our website but rather requires an additional paper copy of our annual report, we will provide one, without charge, on the written request of any such stockholder addressed to our corporate secretary at 2630 South Harbor Blvd., Santa Ana, California 92704.
STOCKHOLDER PROPOSALS FOR OUR 2010 ANNUAL MEETING
     We must receive stockholder proposals that are intended to be presented at our annual meeting of stockholders to be held during calendar year 2010 no later than November 27, 2009, in order to be included in the proxy statement and form of proxy relating to such meeting. Pursuant to Rule 14a-4 under the Securities Exchange Act of 1934, we intend to retain discretionary authority to vote proxies with respect to stockholder proposals for which the proponent does not seek to have us include the proposed matter in the proxy statement for the annual meeting to be held during calendar year 2010, except in circumstances where (a) we receive notice of the proposed matter no later than November 27, 2009, and (b) the proponent complies with the requirements set forth in Rule 14a-4.
OTHER MATTERS
     As of the date of this proxy statement, we know of no matter that will be presented for consideration at the annual meeting other than the election of directors and the ratification of our independent registered public accountants. If, however, any other matter should properly come before the annual meeting for action by stockholders, the persons named as proxy holders will vote in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in accordance with the best judgment of the proxy holder.

By Order of the Board of Directors,

Steven W. Richards, Secretary
Santa Ana, California
March 27, 2009

							Please mark	☒
your votes as
indicated in
this example

	FOR the nominees	WITHHOLD AUTHORITY
	listed to the left	to vote for the nominee(s)
	(except as marked to	listed below
1. Election of Directors:	the contrary below)					FOR	AGAINST	ABSTAIN
Nominees:
01 Robert E. Klatell 02 John G. Mayer	☐	☐	2.	Ratification of the appointment of KPMG LLP as independent registered public accountants for the fiscal year ending December 31, 2009:		☐	☐	☐

(Instruction:	To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above)
This Proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR the election of the directors and FOR the ratification of the appointment of KPMG LLP as independent registered public accountants; and as said proxies deem advisable on such other matters as may come before the meeting.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

				Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
▲ FOLD AND DETACH HERE▲
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting day.

TTM TECHNOLOGIES, INC.

The Proxy Statement, Annual Report and other proxy materials are available at:
http://www.ttmtech.com/annualstockholdermeeting
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INTERNET
http://www.proxyvoting.com/ttmi
Use the Internet to vote your proxy.
Have your proxy card in hand when you access the web site.
OR
TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

PROXY

TTM TECHNOLOGIES, INC.
Annual Meeting of Stockholders - May 7, 2009
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY
          The undersigned hereby appoints Kenton K. Alder and Steven W. Richards, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of TTM Technologies, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held May 7, 2009, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at such meeting.
(Continued and to be marked, dated and signed, on the other side)
PLEASE DATE, SIGN, AND MAIL YOUR PROXY CARD IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE.

BNY MELLON SHAREOWNER SERVICES

Address Change/Comments	P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250
(Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲
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